Exhibit 10.15

FIRST AMENDMENT TO LEASE AGREEMENT

FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made as of October 30 2013, by and between ARE-TECHNOLOGY CENTER SSF, LLC, a Delaware limited liability company (“Landlord”), and CALITHERA BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of February 14, 2013, as amended by that certain letter agreement dated as of March 31, 2013 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 17,507 rentable square feet (“Original Premises”) in a building located at 343 Oyster Point Boulevard, South San Francisco, California. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Original Premises by adding approximately 11,573 rentable square feet of space in the Building, and (ii) extend the Base Term of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined in Section 2 below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the Building consisting of approximately 11,573 rentable square feet, as shown on Exhibit A attached hereto (the “Expansion Premises”).

2.	Delivery. The “Expansion Premises Commencement Date” shall be December 1, 2013. Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date and the Expiration Date of the Lease in the form of the “Acknowledgement of Premises Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Landlord shall permit Tenant access to the Expansion Premises commencing on the date that is 1 day after the mutual execution and delivery of this First Amendment by the parties for Tenant’s space planning in connection with the Expansion Premises Tenant Improvements (as defined in Section 7 below) (collectively, “Planning Access”), provided that such Planning Access is coordinated with Landlord, and Tenant complies with the Lease and all other reasonable restrictions and conditions Landlord may impose during the Planning Access. In no event may Tenant commence construction of the Expansion Premises Tenant Improvements prior to the Expansion Premises Commencement Date. Any access to the Expansion Premises by Tenant before the Expansion Premises Commencement Date shall be subject to all of the terms and conditions of the Lease, excluding the obligation to pay Base Rent and Operating Expenses.

For the period of 90 consecutive days after the Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

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Except as set forth in this First Amendment: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise set forth in this First Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Premises and Building. Commencing on the Expansion Premises Commencement Date, the defined terms for “Premises” and “Rentable Area of Premises” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 29,080 rentable square feet, consisting of (i) the “Original Premises” containing approximately 17,507 rentable square feet, and (ii) the “Expansion Premises” containing approximately 11,573 rentable square feet, all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 29,080 sq. ft.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises described on Exhibit A attached to this First Amendment.

4.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term. Beginning, (i) with respect to the Original Premises on the Commencement Date, and (ii) with respect to the Expansion Space on the Expansion Premises Commencement Date, and ending, with respect to the entire Premises, on the date that is 48 months after the Expansion Premises Commencement Date (“Expiration Date”).”

5.	Base Rent.

(a) Original Premises. Tenant shall continue to pay Base Rent with respect to the Original Premises through June 30, 2015, as provided for in the Lease. Commencing on July 1, 2015, Tenant shall pay Base Rent for the Original Premises in the amount of $2.80 per rentable square foot of the entire Original Premises per month through the Expiration Date

(b) Expansion Premises. Commencing on the Expansion Premises Commencement Date, Tenant shall (in addition to Base Rent for the Original Premises) commence paying Base Rent for the Expansion Premises (“Expansion Premises Base Rent”) at the rate of $2.60 per rentable square foot of the Expansion Premises per month. Commencing on the first anniversary of the Expansion Premises Commencement Date, Tenant shall commence paying Expansion Premises Base Rent in the amount of $2.80 per rentable square foot of the Expansion Premises per month through the Expiration Date.

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Notwithstanding the foregoing, for (i) the period commencing on the Expansion Premises Commencement Date through the last day of the 6th month after the Expansion Premises Commencement Date, Tenant shall be required to pay Expansion Premises Base Rent with respect to only 3,000 rentable square feet of the Expansion Premises, and (ii) for the period commencing on the 1st day of the 7th month after the Expansion Premises Commencement Date through the last day of the 12th month after the Expansion Premises Commencement Date, Tenant shall be required to pay Expansion Premises Base Rent with respect to only 6,000 rentable square feet of the Expansion Premises. Commencing on the first anniversary of the Expansion Premises Commencement Date, Tenant shall commence paying Expansion Premises Base Rent with respect to the entire Expansion Premises. Notwithstanding anything to the contrary contained herein, if at any time prior to the last day of the 12th month after the Expansion Premises Commencement Date, Tenant subleases to a third party (pursuant to the terms of the Lease) a portion of the Expansion Premises in excess of the rentable square footage with respect to which Tenant is then-required to pay Base Rent pursuant to this Section 5(b), then any such base rent payable under the sublease with respect to such additional square footage only shall be due and payable as Additional Rent under the Lease and Tenant shall pay to Landlord (on the same day that Base Rent is due) all such base rent payable under the sublease in connection with such additional square footage.

6.	Tenant’s Share. Commencing on the Expansion Premises Commencement Date, the defined terms “Tenant’s Share of Operating Expenses of Building” and “Tenant’s Share of Operating Expenses of Project” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses of Building: 53.87%”

“Tenant’s Share of Operating Expenses of Project: 26.94%”

Notwithstanding the foregoing, Tenant shall continue to pay Operating Expenses (other than Utilities) with respect the Original Premises as provided for in Section 5 of the Lease through June 30, 2015. Notwithstanding anything to the contrary contained in the Lease, Tenant shall commence paying Operating Expenses with respect to the entire Original Premises on July 1, 2015. For the period commencing on the Expansion Premises Commencement Date through the last day of the 6th month after the Expansion Premises Commencement Date, Tenant shall be required to pay Operating Expenses (including Utilities) only with respect to only 4,874 rentable square feet of the Expansion Premises. For the period commencing on the 1st day of the 7th month after the Expansion Premises Commencement Date through the last day of the 12th month after the Expansion Premises Commencement Date, Tenant shall be required to pay Operating Expenses (including Utilities) with respect to only 6,000 rentable square feet of the Expansion Premises. On the first day of the 13th month after the Expansion Premises Commencement Date, Tenant shall commence paying Operating Expenses (including Utilities) with respect to the entire Expansion Premises.

Notwithstanding anything to the contrary contained herein, if at any time prior to the last day of the 12th month after the Expansion Premises Commencement Date, Tenant subleases to a third party (pursuant to the terms of the Lease) a portion of the Expansion Premises in excess of the rentable square footage with respect to which Tenant is then-required to pay Operating Expenses pursuant to this Section 6, then commencing on the commencement date of the sublease, Tenant shall be required to pay Operating Expenses (including Utilities) with respect to such additional square footage.

7.

Expansion Premises TI Allowance. Landlord shall make available to Tenant a tenant improvement allowance of up to $20.00 per rentable square foot of the Expansion Premises, or $231,460 (the “Expansion Premises TI Allowance”) for the design and construction of fixed and

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permanent improvements desired by and performed by Tenant in the Expansion Premises (the “Expansion Premises Tenant Improvements”). Except as otherwise provided in this Section 7, the Expansion Premises TI Allowance shall be available only for the design and construction of Expansion Premises Tenant Improvements in the Expansion Premises. Tenant acknowledges that upon the expiration of the Term of the Lease, the Expansion Premises Tenant Improvements shall become the property of Landlord and may not be removed by Tenant. Notwithstanding anything to the contrary contained herein, the Expansion Premises TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Expansion Premises. Except for the Expansion Premises TI Allowance, Tenant shall be solely responsible for all of the costs of the Expansion Premises Tenant Improvements. The Expansion Premises Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. The contractor for the Expansion Premises Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Expansion Premises Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Expansion Premises Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above. Tenant shall not be required to remove the Expansion Premises Tenant Improvements at the expiration or earlier termination of the Term nor shall Tenant have the right to remove any of the Expansion Premises Tenant Improvements at any time during the Term.

During the course of design and construction of the Expansion Premises Tenant Improvements, Landlord shall reimburse Tenant for the cost of the Expansion Premises Tenant Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Expansion Premises Tenant Improvements (and prior to any final disbursement of the Expansion Premises TI Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Expansion Premises Tenant Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Expansion Premises Tenant Improvements. Notwithstanding the foregoing, if the cost of the Expansion Premises Tenant Improvements exceeds the Expansion Premises TI Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any of the Expansion Premises TI Allowance. The Expansion Premises TI Allowance shall only be available for use by Tenant for the construction of the Expansion Premises Tenant Improvements in the Premises until the date that is 12 months after the Expansion Premises Commencement Date, and any portion of the Expansion Premises TI Allowance which has not been disbursed by Landlord on or before until the date that is 12 months after the Expansion Premises Commencement Date shall be applied to reduce the monthly Base Rent first coming due under the Lease following the completion of the Expansion Premises Tenant Improvements and the payment of all costs incurred in connection with the Expansion Premises Tenant Improvements. Except as otherwise provided in the immediately preceding sentence, Tenant shall have no right to the use or benefit of any portion of the Expansion Premises TI Allowance not required for the construction of the Expansion Premises Tenant Improvements.

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8.	Miscellaneous.

(a) This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b) Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than CRESA Partners. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any, named in this First Amendment, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

(c) This First Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(d) This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

(e) Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the dad and year first above written.

TENANT:

CALITHERA BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Susan Molineaux
Its:	President & CEO

LANDLORD:

ARE-TECHNOLOGY CENTER SSF, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Eric Johnson
		Its:	Vice President, Real Estate Legal Affairs

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EXHIBIT A

EXPANSION PREMISES